For period ending March 31, 2007

File No. 811-7096


EXHIBIT 77O


FORM 10f-3
Registered Domestic Securities and Government Securities


Fund:	 Investment Grade Municipal Income Fund Inc.________________


Name of Adviser or Sub-Adviser UBS Global Asset Management

1.	Issuer:   Hudson Yards Infrastructure Corp.

2.	Date of Purchase: December 7, 2006

3.  	Date offering commenced: December 6, 2006

4.	Underwriter(s) from whom purchased: Goldman Sachs

5.	Affiliated Underwriter managing or participating in
	syndicate: UBS

6.	Aggregate principal amount or number of shares
	purchased:  5,000,000

7.	Aggregate principal amount or total number of shares
	of offering:  2,000,000,000

8.	Purchase price per unit or share (net of fees and
	expenses):  107.406

9.	Initial public offering price per unit or share:  107.406

10.	Commission, spread or profit:  	%	$5.00

11.	Have the following conditions been satisfied?
YES
NO


a.	The securities are part of an issue registered under
	the Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities (as defined in section 2(a)(16) of the 1940 Act).
	__X___	_______

b.  	The securities were purchased prior to the end of the first
	day on which any sales are made (of, if a rights offering, the securities were purchased on or before the fourth day
	preceding the day on which the offering terminated).
	___X___	_______

c.  	The securities were purchased at a price not more than the
	price paid by each purchaser in the offering.
	___X___	_______

d.  	The underwriting was a firm commitment underwriting.
	___X___	_______

e.	The commission, spread or profit was reasonable and fair
	in relation to that being received by others for
	underwriting similar securities during the same period.
	___X___	_______

h. 	The issuer of the securities and any predecessor has been
	in continuous operation for not less than three years.
	___X___	_______

i. 	The amount of such securities purchased by the Fund and
	all other accounts over which the Adviser (or Sub-Adviser, if applicable) exercises investment discretion did not
	exceed 25% of the principal amount of the offering.
	___X___	_______

h.	No Affiliated Underwriter was a direct or indirect participant
	in or beneficiary of the sale.
	___X___	_______

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as affiliates of the Adviser or Sub-Adviser participating in a selling syndicate, as applicable.

Approved:  /s/Kevin McIntyre			Date:	January 12, 2007